EMPLOYMENT AGREEMENT

THIS AGREEMENT (“Agreement”) is by and between the Company (as defined below) and Thomas H. Holcom, Jr. (the “Executive”).

WHEREAS, the Company wishes to employ the Executive and the Executive wishes to accept such employment upon the terms and conditions set forth in this Agreement, for the period beginning on November 29, 2010 (the “Effective Date”) and ending on the date as provided for in Section 3 hereof (the “Employment Period”);

NOW, THEREFORE, for and in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Definitions.  The following terms used in this Agreement shall have the following meanings:

(a)           “Base Salary” shall mean the annual compensation (excluding Incentive Compensation as defined in (i) of this Section 1 and other benefits) payable or paid to the Executive pursuant to Section 4(a) of this Agreement.

(b)           “Board” means the board of directors of the Parent (as defined below).

(c)           “Cause” shall include the following, as determined by a good faith finding by the Board or the Executive’s Supervisor:

(i)           Executive has committed any act or omission involving dishonesty or fraud with respect to the Company, its affiliates or subsidiaries, or any of their respective customers, suppliers or other business relationships;

(ii)           Any conduct by Executive causing the Company, its affiliates, and/or any of its subsidiaries substantial public disgrace or disrepute;

(iii)           Executive’s willful violation of federal or state banking laws or regulations or a final cease-and-desist order;

(iv)           Executive’s refusal to perform a duly authorized directive of the Board or the Executive’s Supervisor;

(v)           Executive’s breach of fiduciary duty involving personal profit, gross negligence or willful misconduct with respect to the Company, its affiliates or subsidiaries;

(vi)           Executive’s incompetence or intentional failure to perform stated duties or incompetence

(vii)           the Executive’s willful violation of any law, rule or regulation (other than traffic violations or similar offenses) that could adversely affect the Company,  its subsidiaries or affiliates, or could adversely affect the Executive’s ability to perform the duties required under this Agreement;

(viii)           Executive’s willful misconduct or violation of the Company Code of Conduct or policies; or

(ix)           Any material breach of any provision of this Agreement that continues for a period of fifteen (15) days after written notice of such material breach is given to Executive by the Company or the Board.

(d)           “Change of Control” will occur for purposes of this Agreement if:

(i)           any person (or persons acting in concert), partnership, corporation, or other entity (but not including Alfa Mutual Insurance Company or Alfa Mutual Fire Insurance Company or their affiliates, collectively the “Alfa Group”) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act) of securities of the Parent representing more than 24.9% of the combined voting power of the Parent’s then-outstanding securities;

(ii)           the Company, or its Parent, is a party to a merger, consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board of the Company or the Parent, as applicable in office immediately prior to such transaction or event constitute less than a majority of such Board thereafter;

(iii)           any transaction in which the Alfa Group, in the aggregate, consummates a transaction whereby it owns, controls, or holds with the power to vote more than 50.0% of any class of voting securities of the Parent;

(iv)           individuals who, at the date hereof, constitute the Board (the “Continuing Directors”) cease for any reason to constitute a majority thereof, provided, however, that any Director who is not in office at the date hereof but whose election by the Board or whose nomination for election by the Parent’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the date hereof or whose election or nomination for election was previously so approved shall be deemed to be a Continuing Director for purposes of this Agreement;

(v)           the occurrence of any other event or circumstance that is not covered by (i) through (iv) above which the Board determines affects control of the Company or the Parent and, in order to implement the purposes of this Agreement as set forth above, adopts a resolution that such event or circumstance constitutes a Change in Control for the purposes of this Agreement; or

(vi)           notwithstanding the foregoing provisions of the above paragraph, a Change of Control will not be deemed to have occurred if the initiation of any of the events described in paragraph (v) is by or with the concurrence of the Parent (acting by its Continuing Directors), nor shall a Change of Control be deemed to have occurred solely because of: (A) the acquisition of securities of the Parent by an employment benefit plan maintained by the Parent for its employees, or (B) the occurrence of a leveraged buy-out or re-capitalization of the Parent in which the Executive participates as an equity investor so long as the Executive’s existing stock options are converted to equity or replacement options on a basis no less favorable than that generally adopted for other senior executives of the Company or the Parent.

(e)           “Company” shall mean MidCountry Financial Corp. (the “Parent”), Pioneer Services, a division of MidCountry Bank (“MidCountry”) and Pioneer Financial Services, Inc. and its subsidiaries (“Pioneer”) collectively except in those instances where it is stated otherwise or the context dictates that it should be either Parent, MidCountry or Pioneer, individually.  Determination as to whether a particular instance should be Parent, MidCountry or Pioneer shall be made by the Board.

(f)           "Disability" shall mean the inability of the Executive to perform the material aspects of the Executive’s duties by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than ninety (90) consecutive days, as determined by an independent physician selected with the approval of the Company and the Executive.

(g)           “Executive’s Supervisor” shall mean the President and Chief Executive Officer of the Parent.

(h)           “Executive’s Total Compensation” shall mean the annual average of the Executive’s Base Salary plus Incentive Compensation paid to the Executive during the immediately preceding three (3) years, or if employed for less than three (3) years, during the number of years employed.

(i)           “Good Reason” shall mean:

(i)           any material breach of this Agreement by the Company (including the failure of the Company to comply with Sections 2, 3, 4, 5 or 6 of this Agreement);

(ii)           any reduction in Executive’s Base Salary as provided in this Agreement as the same may be increased from time to time; provided, however, a reduction in Executive’s Base Salary shall not constitute a Good Reason if such reduction is made in connection with  salary reductions for similar groups of employees due to challenging economic conditions.

(iii)           the Company’s requiring the Executive to be based anywhere other than within 50 miles of (i) the Executive’s office as specified in Section 3(c) and (ii) the Executive’s principal residence (unless such relocation results in Executive being based fewer than 50 miles from the Executive’s home residence) without the consent of Executive, except for requirements of temporary travel on the Company’s business;

(iv)           any material and adverse change in the status, responsibilities or prerequisites of the Executive;

(v)           the failure of the Company to assign this Agreement to a successor in interest or the failure of the successor in interest to explicitly assume and agree to be bound by this Agreement.

(j)           “Incentive Compensation” shall mean that compensation payable or paid to the Executive pursuant to Section 4(b) of this Agreement.

(k)           “Restricted Period” shall mean the period commencing on the Effective Date and ending on the second anniversary of the Termination Date.

(l)           “Termination Date” shall mean the date the Employment Period is terminated.

(m)           “Severance Amount” shall have the meaning provided in Section 7(i) of this Agreement.

2.           Position.  The Company agrees to employ the Executive, and the Executive agrees to accept such employment, as Chief Strategy Officer of the Parent, Chief Executive Officer of Pioneer and Chief Executive Officer of MidCountry for the period stated in Section 3(a) hereof and upon the other terms and conditions herein provided.  The Executive agrees to perform faithfully such services as are reasonably consistent with the Executive’s positions and shall from time to time be assigned to the Executive by the Board or the Executive’s Supervisor in a trustworthy and businesslike manner for the purpose of advancing the interests of the Company.  At all times, the Executive shall manage and conduct the business of the Company in accordance with the policies established by the Board, and in compliance with applicable regulations promulgated by any regulatory agency having authority over the Company.  Responsibility for the supervision of the Executive shall rest with the Executive’s Supervisor, who shall review the Executive’s performance at least annually.  The Board or the Executive’s Supervisor shall also have the authority to terminate the Executive, subject to the provisions of this Agreement.

3.           Term and Duties.

(a)           Term of Employment. This Agreement and the period of the Executive’s employment under this Agreement shall be deemed to have commenced as of the Effective Date and shall continue for a period of twelve (12) full calendar months thereafter, unless earlier terminated pursuant to this Agreement or unless the Executive dies or becomes Disabled before the end of such period, in which case the period of employment shall be deemed to continue until the end of the month of such death or Disability. After the initial term of this agreement and prior to each anniversary of the Effective Date, this Agreement and the Executive’s term of employment shall be reviewed by the Board.  The Board has the authority to extend this Agreement for an additional twelve (12) month period, unless the Executive on the one hand, or the Company on the other hand, shall give written notice to the other, at least 90 days prior to the applicable anniversary of the Effective Date, that the Executive’s term of employment hereunder shall not be extended, which notice may be waived by the Executive or the Company.  Notwithstanding the foregoing, the Company and the Executive agree that the Executive is an “at will” employee, subject only to the contractual rights upon termination set forth herein.

(b)           Performance of Duties.  During the Employment Period, except for periods of illness, disability, reasonable vacation periods (which shall be not less than five (5) weeks per year), and reasonable leaves of absence, the Executive shall devote his or her best efforts and substantially all of his or her business time, attention, skill, and efforts to the faithful performance of his or her duties hereunder.  Notwithstanding the foregoing duties, the Executive shall be permitted to engage in activities that are not inconsistent with or otherwise interfere with the Executive’s duties under this Agreement or that would result in a breach by the Executive of his or her obligations hereunder, including activities in connection with personal investments, community affairs and service on boards, where such service is not otherwise impermissible or does not constitute a conflict of interest.

(c)           Office of the Executive.  The office of the Executive shall be located at the Company’s corporate offices or one of its affiliates or subsidiaries in Kansas City, Missouri or as agreed upon by the Executive and the Executive’s Supervisor.

4.           Compensation.

(a)           Salary.  Subject to the provisions of Sections 6 and 7 of this Agreement, the Company shall pay the Executive an initial Base Salary of $315,000.00. Such initial Base Salary, or any increased Base Salary, shall be payable in substantially equal installments in accordance with the Company’s normal pay practices, but not less frequently than monthly.  The Executive’s Base Salary shall be reviewed and approved at least annually by the Executive’s Supervisor.

(b)           Incentive Compensation.  During the term of this Agreement and in addition to the Executive’s Base Salary, the Executive shall be entitled to such additional annual Incentive Compensation as may be awarded and payable annually from time to time, in its discretion, by the Board or its Compensation Committee (the “Compensation Committee”), and such Incentive Compensation may be up to ninety (90) percent of the Executive’s Base Salary.  The Executive’s Incentive Compensation shall be reviewed and approved at least annually by the Board or the Compensation Committee.  The Executive shall only be eligible to receive Incentive Compensation at the end of a fiscal year if the Executive is employed by the Company at the end of the fiscal year.

(c)           Non-qualified Deferred Compensation Plan.  The Executive may defer all or part of his or her annual Incentive Compensation payment in accordance with the Parent Non-Qualified Deferred Compensation Plan.

(d)           Reimbursement of Expenses.  The Company will reimburse the Executive for all reasonable travel and other expenses incurred by the Executive in connection with the performance of the Executive’s obligations and duties that are performed in compliance with the terms of this Agreement.  The Executive shall comply with any limitations and reporting requirements with respect to expenses as may be provided in the applicable policies of the Company.

(e)           Automobile.  The Company shall pay the Executive a monthly automobile allowance at the applicable rate as outlined in the Company Auto Allowance Policy and approved by the Executive’s Supervisor.

5.           Participation in Benefit Plans.

(a)           Incentive, Savings, and Retirement Plans.  During the term of this Agreement, and subject to the provisions of such plans, the Executive shall be entitled to participate in all incentive, stock option or warrant, savings, and retirement plans, pension or profit-sharing plans, practices, policies, and programs applicable generally to senior executive officers of the Company or the Parent.

(b)           Life Insurance.  During the term of this Agreement, the Parent will provide term life insurance for the Executive in a total amount equal to one million ($1,000,000) dollars. The Executive will receive a three hundred fifty thousand ($350,000) dollar term life insurance policy through the Parent group life insurance provider.  In addition, the Company will pay the premiums for an individual term life insurance policy in the amount of six hundred fifty thousand ($650,000) dollars on behalf of the Executive, subject to underwriting guidelines by a third party insurance company. The Executive will designate his or her own beneficiary. Executive agrees to perform all reasonable and necessary actions requested of such Executive, by either the Parent or the third party insurance company selected by the Parent, to assist the Parent in obtaining such life insurance policies, including cooperating in any medical or other examination and executing and delivering any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance.

(c)           Annual Physical Examination.   The Company will pay up to one thousand ($1,000) dollars annually for out of pocket expenses incurred by the Executive for preventative care above and beyond what is covered for preventative care by the Parent medical plan. Claims should first be submitted through the health insurance provider, if applicable, and the company will reimburse expenses above and beyond the plan coverage amounts, up to a maximum of one thousand ($1,000) dollars per calendar year.

(d)           Other Benefits.  The Executive and/or the Executive’s dependents, as the case may be, may be entitled to participate in all compensation or employee benefit plans or programs and receive all benefits and perquisites for which senior executive employees of the Company or the Parent are eligible under any plan or program now existing or later established by the Company or the Parent, including but not limited to, health and welfare benefits and disability benefits.

(e)           Amendment or Termination of Benefits. Nothing in this Agreement will preclude the Company from amending or terminating any of the plans or programs applicable to salaried employees or senior executive employees as long as such amendment or termination is applicable to all salaried employees or all senior executive employees, as the case may be.

6.           Benefits Payable Upon Disability.

(a)           Disability Benefits.  In the event of the Disability of the Executive, the Company shall continue to pay the Executive one hundred percent (100%) of the Executive’s then current Base Salary pursuant to Section 4(a) during the first twelve (12) months of a continuous period of Disability.  It is provided, however, that in the event the Executive is disabled for a continuous period exceeding twelve (12) months, the Company may, at its election, terminate this Agreement, in which event, payment of the Executive’s Base Salary shall cease, and the Executive shall be entitled to no further payments, however the Executive will be eligible to apply for disability benefits under the Parent’s group plan.

(b)           Disability Benefit Offset.  Any amounts payable under Section 6(a) hereof shall be reduced by any amounts paid to the Executive under any other disability program or policy of insurance maintained by the Parent.

7.           Severance.

(a)           Termination by Company without Cause/No Change of Control.  Subject to the requirements of paragraphs 7(f) and (h) below, if the Employment Period is terminated by the Company without Cause and not within one (1) year immediately following a Change of Control or within six (6) months immediately prior to such Change of Control, the Executive shall be entitled to receive severance pay equal to the greater of either (i) the Executive’s Total Compensation for a twelve (12) month period; or (ii) the Executive’s Total Compensation prorated for the remaining term of employment under this Agreement, paid to the Executive, or in the event of the Executive’s subsequent death, to the Executive’s designated beneficiary or beneficiaries, or to the Executive’s estate, as the case may be, pro rata over the twelve (12) month period from and after the Termination Date in accordance with the Company’s general payroll practices (it being agreed that the Company may keep Executive on its payroll solely for purposes of satisfying its obligations pursuant to this paragraph 7(a) until expiration of such 12-month period).

(b)           Termination by Company without Cause/Change of Control.  Subject to the requirements of paragraph 7(f) and (h) below, if the Employment Period is terminated by the Company without Cause and within one (1) year immediately following a Change of Control or within six (6) months immediately prior to such Change of Control, then Executive shall be entitled to receive severance pay equal to two (2) times the Executive’s Total Compensation paid in a lump sum to the Executive, or in the event of the Executive’s subsequent death, to the Executive’s designated beneficiary or beneficiaries, or to the Executive’s estate, as the case may be, within 60 days following the Termination Date.  Notwithstanding the foregoing provisions of the above paragraph, if there is a Change of Control and the Executive’s employment with the Company is not terminated by the Company, the Executive will not be entitled to any severance payments.

(c)           Termination by Executive for Good Reason.  Subject to the requirements of paragraphs 7(f) and (h) below, if the Executive terminates his or her employment under this Agreement for Good Reason, then the Company shall pay to the Executive a severance payment equal to the greater of either (i) the Executive’s Total Compensation for a twelve (12) month period; or (ii) the Executive’s Total Compensation prorated for the remaining term of employment under this Agreement, paid to the Executive, or in the event of the Executive’s subsequent death, to the Executive’s designated beneficiary or beneficiaries, or to the Executive’s estate, as the case may be, pro rata over the twelve (12) month period from and after the Termination Date in accordance with the Company’s general payroll practices (it being agreed that the Company may keep Executive on its payroll solely for purposes of satisfying its obligations pursuant to this paragraph 7(c) until expiration of such 12-month period).

(d)           Other Termination.  In the event the Employment Period is terminated (i) by the Company for Cause or by Executive without Good Reason, or (ii) due to the death or Disability of Executive, Executive shall not be entitled to any severance payments, and all of Executive’s benefits shall cease to be effective immediately as of the Termination Date (except as required by law or as otherwise set forth herein).  In the event that the Executive’s employment is terminated pursuant to paragraphs 7 (a) (b) or (c) above, then the Company shall pay the Executive an additional amount equal to (i) the Executive’s cost, not including dependents, of COBRA health continuation coverage for up to six months; or (ii) if the Executive is not a participant in the Parent’s health plan, the cost of the Executive’s coverage, not including dependents, in the plan in which the Executive  is a participant, for up to six months.

(e)           Other Benefits.  Except: (i) as required by law, (ii) as specifically provided for in this Section 7, (iii) for the payment of earned but unpaid Base Salary through the Termination Date, (iv) for the payment of any earned but unpaid Incentive Compensation, and (v) for the payment of any accrued and unused vacation pay up to a maximum of 160 hours, the Company’s obligation to make any payments or provide any other benefits hereunder shall terminate automatically as of the Termination Date.

(f)           Termination of Severance.  If Executive breaches any of the provisions of Sections 8, 9 and 10 hereof, the Company shall no longer be obligated to make any payments pursuant to this Section 7.

(g)           Reversal of Determination.  If matters that would have formed the basis for termination for Cause during the Employment Period become known to the Company at any time during the one (1) year period following the Termination Date, then the Company may, by delivery of written notice to Executive, treat such termination as being for Cause, in which case, Executive shall be entitled to receive only such amounts specified in Section 7(d).  Executive may initiate an arbitration proceeding pursuant to Section 23 challenging whether grounds for termination for Cause would have existed during the Employment Period.  If the arbitrator determines grounds did exist, then any amounts remitted to Executive in excess of the amounts specified in Section 7(d) prior to the date the Board or the Executive’s Supervisor has actual knowledge of the matters constituting Cause shall be repaid to the Company by Executive within thirty (30) business days after written demand thereof by the Company.

(h)           Requirement of Release in Exchange for Severance.  The Company’s obligations, and Executive’s rights, regarding severance under this Section 7 shall be subject to the execution and delivery by Executive and the Company of a complete mutual release in favor of Executive, the Company, their respective Affiliates, and their respective officers, directors, employees, principals and attorneys, in form and substance satisfactory to the Executive and the Company.  The Company shall provide the release described in the preceding sentence (the “Release”) to the Executive within ten (10) Business Days after the Executive’s separation from service.  To the extent any portion of the severance payments described in Section 7 that are payable in accordance with the Company’s general payroll practices are subject to Internal Revenue Code Section 409A (“Section 409A”), such payments (or portions thereof) shall commence sixty (60) days after the Executive’s separation from service and continue for a twelve (12) month period, subject to the execution and delivery of the Release.  Any payment that would otherwise be payable on a date prior to the date on which the Release is executed by Executive and delivered to the Company shall be forfeited to the extent required for compliance with Section 409A.

(i)           Limits on Payments.  In no event shall the payments described in this Section 7 exceed the amount permitted to be deducted by the Company under Section 280G of the Internal Revenue Code, as amended, or any successor thereof and the regulations and rulings thereunder (“Section 280G”).  Therefore, with respect to the payment(s) described in this Section 7 (the “Severance Amount”) only, if the aggregate present value (determined as of the date of the Change of Control in accordance with the provisions of Section 280G,) of the Severance Amount would result in a parachute payment (as determined under Section 280G), then the Severance Amount shall not be greater than an amount equal to 2.99 multiplied by the Executive’s base amount (as determined under Section 280G) for the base period (as determined under Section 280G).  In the event the Severance Amount is required to be reduced pursuant to this Section 7(i), the Executive shall be entitled to determine which portions of the Severance Amount are to be reduced so that the Severance Amount satisfies the limit set forth in the preceding sentence.  Should the Executive be assessed any excise tax as a result of any payment of the Severance Amount that is not deemed a parachute payment under Section 280G, the Company shall pay all such assessed excise taxes, but shall pay no other taxes assessed against the Executive as a result of the payment of the Severance Amount.

8.           Confidential Information.

(a)           The Executive acknowledges that the information, observations and data (including trade secrets) obtained by him or her while employed by, or associated with, the Company concerning the business or affairs of the Company and/or its subsidiaries or affiliates  (collectively “Confidential Information”) are valuable, special and unique assets of the Company.  Confidential Information will be interpreted as broadly as possible to include all confidential information of any sort (whether merely remembered or embodied in a tangible or intangible form) that is related to the Company’s and its subsidiaries’ and affiliates’ current or potential businesses.  Confidential Information includes, without specific limitation, the confidential information, observations and data obtained by the Executive during the course of his or her employment concerning the business and affairs of the Company and its affiliates and information concerning acquisition opportunities in or reasonably related to the Company’s and its affiliates businesses or industries of which the Executive becomes aware during the Employment Period.  Therefore, the Executive agrees that he or she shall not, during his or her employment with the Company, or during the Restricted Period, disclose to any unauthorized person or use for any person’s account (other than the Company’s account) such Confidential Information without the Company’s prior written consent, unless and to the extent that any Confidential Information (i) becomes known to and available for use by the public other than as a result of the Executive’s acts or omissions to act; (ii) was or becomes available to the Executive on a non-confidential basis from a third party, that, to the Executive’s knowledge, was not and is not in violation of any obligation of confidentiality owed to the Company or otherwise prohibited from transmitting the information to the Executive by a contractual, legal or fiduciary duty, (iii) was known by the Executive prior to employment with the Company, or (iv) is required to be disclosed pursuant to any applicable law or court order (provided that the Executive shall give prompt advance written notice of such requirement to the Company to enable the Company to seek an appropriate protective order or confidential treatment).  Nothing in this Section 8(a) is intended to prevent the Executive from using or disclosing Confidential Information in the performance of the Executive’s duties on behalf of the Company.  The Executive agrees to deliver to the Company at the termination of the Employment Period, or at any time the Company may reasonably request in writing within twelve (12) months from the Termination Date, all memoranda, notes, plans, records, reports, studies and other documents, whether in paper or electronic form (and copies thereof), relating to the business of the Company (including, without limitation, all Confidential Information or Work Product (as defined below) that he or she may then possess or have under his or her control.  The Executive agrees to give the Company reasonable access to and to allow the Company to inspect any computer or electronic device (including the right to copy Company information contained therein) that the Company reasonably believes contains Confidential Information, regardless of whether such computer or device is owned by the Company.  However, the Executive may require that any access or inspection by the Company with respect to a computer or electronic device that is not owned by the Company be performed by a mutually agreed to independent third party who agrees in writing, in a form reasonably acceptable to the Company and the Executive, to not disclose (whether to the Company or otherwise) or use any confidential information of the Executive.

(b)           The Executive shall not use or disclose any confidential information or trade secrets, if any, of any former employers or any other person to whom the Executive has an obligation of confidentiality, and shall not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom the Executive has an obligation of confidentiality unless consented to in writing by the former employer or person.  The Executive shall use in the performance of his duties only information that is (i) generally known and used by persons with training and experience comparable to the Executive’s and that is (ii) common knowledge in the industry or (iii) is otherwise legally in the public domain, (iv) otherwise provided or developed by the Company, (v) otherwise usable by the Executive without violation or breach of any law, rule, regulation or any agreement with any other person, or (vi) in the case of materials, property or information belonging to any former employer or other person to whom the Executive has an obligation of confidentiality, approved for such use in writing by such former employer or person.  If at any time during his or her employment with the Company, the Executive believes he or she is being asked to engage in work that will, or will be likely to, jeopardize any confidentiality or other obligations the Executive may have to former employers, the Executive shall immediately advise the Executive’s Supervisor so that the Executive’s duties can be modified appropriately.

9.           Company’s Ownership of Intellectual Property.  The Executive hereby assigns to the Company all right, title, and interest to all patents and patent applications, all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (in each case whether or not patentable), all copyrights and copyrightable works, all trade secrets, confidential information and know-how, and all other intellectual property rights that (a) are conceived, reduced to practice, developed or made by the Executive while employed by the Company and (b) either that (i) relate to the Company’s actual or anticipated business, research and development or existing or future products or services, or (ii) are conceived, reduced to practice, developed or made using any of the equipment, supplies, facilities, assets or resources of the Company (including, but not limited to, any intellectual property rights) (collectively “Work Product”).  The Executive shall promptly disclose such Work Product to the Company and perform, at the expense of the Company, all actions reasonably requested by the Company  (whether during or after the Employment Period) to establish and confirm the Company’s ownership (including, without limitation, the execution of assignments, consents, powers of attorney, applications and other instruments reasonably requested by the Company).

10.           Non-Solicitation.  During the Restricted Period, the Executive shall not:  (i) induce or attempt to induce any employee of the Company to leave the employ of the Company or in any way interfere with the relationship between the Company and any employee thereof (other than through general advertisements for employment not specifically directed at employees of the Company), (ii) solicit to hire (other than through general advertisements for employment not specifically directed at employees of the Company) or hire any person who was an employee of the Company at any time during the six (6) month period prior to the Termination Date or (iii) induce or attempt to induce any person the Executive knows is a customer, developer, client, member, supplier, licensee, licensor, franchisee or other business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any such customer, developer, client, member, supplier, licensee, licensor, franchisee or business relation of the Company (including, without limitation, making any negative statements or communications about the Company or any of its respective officers, directors, products or services).

11.           Enforcement.  If at the time of enforcement of any of Sections 8, 9, or 10, a court of competent jurisdiction or an arbitrator shall hold that the duration, scope, or area restrictions stated therein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope, or area reasonable under such circumstances shall be substituted for the stated duration, scope, or area and that the court or arbitrator shall be allowed to revise the restrictions contained herein to cover the maximum period, scope, and area permitted by law.  The Executive expressly acknowledges and agrees that the restrictions contained herein are reasonable in terms of duration, scope, and area restrictions and are necessary to protect the Confidential Information and the goodwill of the businesses of the Company, and the Executive agrees not to challenge the validity or enforceability of the restrictions contained herein.  The parties hereto agree that money damages would not be an adequate remedy for any breach of this Agreement.  Therefore, in the event of a breach or threatened breach of this Agreement, the Company or their respective successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security).  In addition, in the event of a breach or violation by the Executive of any of Sections 8, 9, or 10, the Restricted Period shall be tolled until such breach or violation has been duly cured.  The covenants contained in Sections 8, 9, and 10 are independent of the other obligations under this Agreement.  The Company’s breach of any term of this Agreement or any other agreement with the Executive shall not have any effect on any of the Executive’s obligations hereunder.

12.           Executive’s Representations.  The Executive hereby represents and warrants to the Company that: (i) the execution, delivery, and performance of this Agreement by the Executive do not and shall not conflict with, breach, violate, or cause a default under any contract, agreement, instrument, order, judgment, or decree to which the Executive is a party or by which he is bound, (ii) the Executive is not a party to or bound by any employment agreement, non-compete agreement, non-solicitation agreement or confidentiality agreement with any other person, (iii) the Executive shall not use any confidential information or trade secrets of any third party in connection with the performance of his duties hereunder except as permitted in writing by the Company, and (iv) this Agreement constitutes the valid and binding obligation of the Executive, enforceable against the Executive in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, or other similar laws of general application or by general principles of equity.  The Executive hereby acknowledges and represents that he or she has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that the Executive fully understands the terms and conditions contained herein.

13.           Attorneys’ Fees.  In the event any party hereto is required to engage in legal action against any other party hereto, either as plaintiff or defendant, in order to enforce or defend any of its or the Executive’s rights under this Agreement, and such action results in a final judgment in favor of one or more parties, then the party or parties against whom said final judgment is obtained shall reimburse the prevailing party or parties for all legal fees and expenses incurred by the prevailing party or parties in asserting or defending its or the Executive’s rights hereunder.

14.           Income Tax Withholding.  The Company may withhold from any benefits payable under this Agreement all federal, state, city, or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

15.           Entire Agreement.  This Agreement and any Exhibits hereto contain the entire understanding between the parties hereto and supersedes any prior employment agreement and any contemporaneous oral agreement or understanding by, between, or among the Company and the Executive.

16.           General Provisions.

(a)           Nonassignability.  Neither this Agreement nor any right or interest hereunder shall be assignable by the Executive, the Executive’s beneficiaries or legal representatives, without the prior written consent of the Company; provided, however, that nothing in this Section 11(a) shall preclude (i) the Executive from designating a beneficiary to receive any benefits payable hereunder upon the Executive’s death, or (ii) the executors, administrators, or other legal representatives of the Executive or the Executive’s estate from assigning any rights hereunder to the person or persons entitled thereto.  The Company may not assign this Agreement without the consent of the Executive.

(b)           Binding Agreement.  This Agreement shall be binding upon, and inure to the benefit of, the Company and the Executive and their respective heirs, successors, assigns, and legal representatives.

17.           Modification and Waiver.

(a)           Amendment of Agreement.  This Agreement may not be modified or amended except by an instrument in writing, signed by the parties hereto, and that specifically refers to this Agreement.

(b)           Waiver.  No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

18.           Severability.  If for any reason any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect.  If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement, shall to the full extent consistent with law continue in full force and effect.

19.           Headings.  The headings of paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

20.           Governing Law.  This Agreement has been executed and delivered in the State of Missouri, and its validity, interpretation, performance, and enforcement shall be governed by the laws of said State.

21.           Notices.  All notices, requests, demands, and other communications provided for by this Agreement shall be in writing and shall be sufficiently given if and when mailed in the United States by registered or certified mail, or personally delivered, to the party entitled thereto at the address stated below or to such changed address as the addressee may have given by a similar notice:

To the Company:	MidCountry Financial Corp. P. O. Box 4164 Macon, Georgia 31208 Attention: President and Chief Executive Officer
To the Executive:	Thomas H. Holcom Jr. 400 W. 49th Terrace Kansas City, MO 64112

22.           Counterparts.  This Agreement may be executed in one or more counterparts (including by means of facsimile or pdf signature pages), all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

23.           Arbitration.  Except for suits or actions seeking injunctive relief or specific performance, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Kansas City, Missouri (or elsewhere if the parties agree) before a single arbitrator and administered by an arbitration association mutually agreeable to the Company and the Executive (or, if no mutual agreement can be reached, by the American Arbitration Association) (the “Arbitration Association”) in accordance with its commercial arbitration rules.  Each party agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other forum.  Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.  Any party may make service on any other party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 21 above.  Nothing in this Section 23, however, shall affect the right of any party to serve legal process in any other manner permitted by law or at equity.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The charges, expenses and fees of the arbitrator(s) shall be borne equally by the parties to the dispute; provided, however, each party shall pay the cost of his or her own attorney’s fees.

THE EXECUTIVE UNDERSTANDS AND ACKNOWLEDGES THAT, BY AGREEING TO BINDING ARBITRATION, HE OR SHE WAIVES AND THEREBY ELIMINATES THE RIGHT TO SUBMIT THE DISPUTE FOR DETERMINATION BY A COURT AND THEREBY ALSO WAIVES THE RIGHT TO A JURY TRIAL.  THE EXECUTIVE ACKNOWLEDGES THAT HE OR SHE HAS BEEN INFORMED THAT THE GROUNDS FOR APPEAL OF AN ARBITRATION AWARD ARE VERY LIMITED COMPARED TO A COURT JUDGMENT OR JURY VERDICT.  CONSEQUENTLY, THE EXECUTIVE HAS CAREFULLY CONSIDERED THIS PROVISION AND HAS HAD THE OPPORTUNITY TO CONSULT WITH INDEPENDENT COUNSEL.

24.           Waiver Of Jury Trial.  AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

25.           Compliance with Code Section 409A.  To the extent applicable, the parties hereto intend that this Agreement shall comply with Section 409A.  The Agreement shall at all times be interpreted and construed in a manner to comply with Section 409A (including compliance with any applicable exemptions from Section 409A).  Further, in the event that the Agreement shall be deemed not to comply with Section 409A, then neither the Company, the Board, nor its or their designees or agents shall be liable to the Executive or any other person for actions, decisions or determinations made in good faith.

Without limiting the effect of the foregoing, the following provisions shall apply notwithstanding any other provision in the Agreement to the contrary:

(a)           Any cash incentive compensation due under this Agreement (including but not limited to any incentive compensation payable pursuant to Section 4(b) herein), shall be made no later than the later of (i) March 15th of the year following the end of the Executive's first taxable year in which the amount is no longer subject to a substantial risk of forfeiture, or (ii) March 15th of the year following the end of the Company's first taxable year in which the amount is no longer subject to a substantial risk of forfeiture, or otherwise in accordance with the requirements of the 'short-term deferral' exemption under Section 409A. Notwithstanding the foregoing, the Company may make payments after the end of the applicable 2½-month period referenced above if (A) it was administratively impractical to make the payment by the end of the applicable 2½-month period, and, as of the date upon which the legally binding right to compensation arose, such impracticality was unforeseeable, or (B) making the payment by the end of the applicable 2½-month period would have jeopardized the ability of the Company to continue as a going concern, and provided further that the payment is made as soon as administratively practicable or as soon as the payment would no longer have such effect.

(b)           In the event that the Company (or a successor thereto) has any stock that is publicly traded on an established securities market or otherwise and the Executive is determined to be a “specified employee” (as defined under Section 409A), any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A that is payable or distributable under this Agreement by reason of Executive’s separation from service during the six-month period immediately following Executive’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following Executive’s separation from service (or, if Executive dies during such period, within 30 days after Executive’s death) (in either case, the “Required Delay Period”).  The normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.

(d)           All expenses eligible for reimbursements under this Agreement (including but not limited to any reimbursements provided for under Section 4(c), Section 5(c) and Section 7 herein) must be incurred by the Executive during the term of this Agreement (or, with respect to attorneys' fees eligible for reimbursement under Section 8 herein, such fees must be incurred on or before final judgment in any proceeding contemplated by Section 8) to be eligible for reimbursement.  The amount of reimbursable expenses incurred in one taxable year shall not affect the expenses eligible for reimbursement in any other taxable year.  Each category of reimbursement shall be paid as soon as administratively practicable, but in no event shall any such reimbursement be paid after the last day of the Executive's taxable year following the taxable year in which the expense was incurred.  No right to reimbursement is subject to liquidation or exchange for other benefits.

(e)           No Tax Representations.  The Company has made no warranties or representations to the Executive with respect to the tax consequences (including, but not limited to, income tax consequences) related to the transactions contemplated by this Agreement, and the Executive is in no manner relying on the Company or its representatives for an assessment of such tax consequences. The Executive acknowledges that there may be adverse tax consequences related to this Agreement or the payment of consideration pursuant to the Agreement and that the Executive has been advised that he should consult with his own attorney, accountant and/or tax advisor regarding the decision to enter into this Agreement and the consequences thereof. The Executive also acknowledges that the Company has no responsibility to take or refrain from taking any actions in order to achieve a certain tax result for the Executive.

[Signature(s) on following page]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and its seal to be affixed hereunto by its duly authorized officers, and the Executive has signed this Agreement, as of the Effective Date set forth above.

MIDCOUNTRY FINANCIAL CORP.

By:
Robert F. Hatcher
President and Chief Executive Officer

EXECUTIVE

Thomas H. Holcom, Jr.

Date